ADDENDUM TO JOINT VENTURE AGREEMENT



        THIS ADDENDUM TO JOINT VENTURE AGREEMENT ("Addendum") is made as of the 18th day of February, 2002 (the "Addendum Date"), by and between by and between ROBERT P. SALNA ("Salna"), an individual resident in the City of Toronto, Ontario, Canada; BROKTON INTERNATIONAL, LTD., ("Brokton"), a corporation organized under the laws of the Turks and Caicos; and DOVER PETROLEUM EGYPT I, INC. ("Dover Petroleum"), a corporation organized under the laws of the State of Florida, United States of America, each in such parties capacity as a Venturer (as such term is defined in that certain Joint Venture Agreement dated as of May 28, 2001 [the "Joint Venture Agreement"]). DOVER INVESTMENTS LIMITED ("Dover Investments"), corporation organized under the laws of Ontario, Canada has been added as a party hereto for the limited purposes indicated herein.


                               RECITALS

        The Venturers have formed a joint venture (the "Joint
Venture") pursuant to the Joint Venture Agreement, and the Venturers own and control 70.00% of the Interests (as such term is defined in the Joint Venture Agreement).

        The Joint Venture Agreement anticipates that GHAREEB M. AWAD ("Awad"), an individual resident in the City of Vancouver, British Columbia, Canada and JOHN D. RIVA ("Riva"), an individual resident in the City of Calgary, Alberta, Canada would be Venturers.

        Awad and Riva have, as of the Addendum Date, neglected to execute a counterpart of the Joint Venture Agreement.

        The Joint Venture may materially suffer in the event that the Venturers were to defer its business operations awaiting the execution of the Joint Venture Agreement by Awad and Riva.

        The Venturers have agreed until such time as Awad and Riva execute a counterpart of the Joint Venture Agreement, the Venturers will for all purposes under the Joint Venture Agreement treat Awad and Riva as if they had executed a counterpart of the Joint Venture Agreement.

                              AGREEMENT

        NOW, THEREFORE, the Venturers mutually agree as follows:

        1.      Recitations.    The above recitals are true and
correct and are incorporated into this Addendum.

        2.      Agreement.      Until such time as Awad and Riva,
each individually, executes a counterpart of the Joint Venture Agreement, the Venturers shall for all purposes under the Joint Venture Agreement treat the Interests of Awad and Riva as if Awad and Riva has executed the Joint Venture Agreement and were Venturers thereunder, and the Venturers shall hold such Interests in trust for the benefit of Awad and Riva. Accordingly, Salna, Brockton and Dover Petroleum agree that in connection with any matter or thing occurring under or as a result of the Joint Venture Agreement, the Joint Venture shall be fully accountable to Awad and Riva in connection therewith and to the extent of their Interests therein.

        3. Joinder by Dover Investments. Dover Investments has joined in the execution of this Addendum to acknowledge that it is aware that this Addendum has been executed.

        4. Amendment. Except as modified by this Addendum all other terms and conditions of the Joint Venture Agreement remain in full force and effect without any modification thereto.

                    (Signatures appear next page)

        IN WITNESS WHEREOF, the Venturers hereto have caused this Addendum to be executed as of the day and year first above written.



                        /s/ Robert P. Salna
                        Robert P. Salna




                        Brokton
                        International,
                        Ltd.

                        /s/ Catherine Bruce
                        By:
                        Catherine Bruce, President


                        Dover
                        Petroleum
                        Egypt
                        I., Inc.

                        /s/ Allan Ibbitson
                        By:
                        Allan Ibbitson, Vice President



                           LIMITED JOINDER


        Dover Investments Ltd. joins in the execution of this Addendum for the purposes expressed in paragraph 3 hereof.



                                Dover Investments Ltd.


                                 /s/ Robert Salna
                                _______________________________________
                                Robert Salna, President